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                                                                  EXHIBIT (a)(5)
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                          Offer to Purchase for Cash
                Any and All Outstanding Shares of Common Stock
                                      and
           Any and All Outstanding Warrants to Purchase Common Stock

                                      of

                              Aqua Alliance Inc.

                                      by

                         Aqua Acquisition Corporation,
                    an indirect wholly owned subsidiary of
                                    Vivendi

                                      At

                    $2.90 Net Per Share of Common Stock and
                             $0.40 Net Per Warrant

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED. THE SHARES AND/OR WARRANTS WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated July 16, 1999, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Aqua Acquisition Corporation (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Vivendi ("Parent"), a societe anonyme organized under the laws of the Republic of France, to purchase for cash all outstanding shares of Class A Common Stock, par value $.001 per share (the "Shares") of Aqua Alliance Inc. (the "Company"), a Delaware corporation, and all Warrants to purchase the Shares issued pursuant to the Company Rights Offering, dated January 26, 1998 ("Warrants"). We are the holder of record of the Shares and/or Warrants held for your account. A tender of such Shares and/or Warrants can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares and/or Warrants held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares and/or Warrants held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The offer price is $2.90 per Share, net to you in cash, without interest and $0.40 per Warrant, net to you in cash, without interest.

    2. The Offer is being made for any and all outstanding Shares and Warrants.

    3. The Board of Directors of the Company has unanimously approved the Offer and determined that the Offer is fair to, and in the best interest of, the stockholders and the Warrantholders of the Company and recommends that stockholders and Warrantholders accept the Offer and tender their Shares and Warrants, respectively, pursuant to the Offer.

    4. The Offer and withdrawal rights expire at 12:00 Midnight, New York
  City time, on Thursday, August 12, 1999, unless the Offer is extended.
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    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of the Shares and Warrants which constitutes, when aggregated with the Shares and Warrants owned directly or indirectly by Parent, at least 90% of the Shares then outstanding (assuming exercise of all outstanding options). The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

    6. Any stock transfer taxes applicable to the sale of the Shares and/or Warrants to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Except as disclosed in the Offer to Purchase, the Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares and/or Warrants, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares and/or Warrants, all such Shares and/or Warrants will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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                       INSTRUCTIONS WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
           ANY AND ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK
                                      OF
                              AQUA ALLIANCE INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 16, 1999, and the related Letter of Transmittal in connection with the Offer by Aqua Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Vivendi, a societe anonyme organized under the laws of the Republic of France, to purchase any and all outstanding shares of Class A Common Stock, par value $.001 per share (the "Shares") of Aqua Alliance Inc. (the "Company"), a Delaware corporation, and warrants to purchase the Shares issued pursuant to the Company Rights Offering, dated January 26, 1998 ("Warrants").

  This will instruct you to tender the number of Shares and/or Warrants indicated below (or if no number is indicated below, all the Shares and/or Warrants) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                         Number of Warrants to be Tendered:*
 Number of Shares to be Tendered:*


         Shares                                   Warrants


Dated:        , 1999                      -------------------------------------

                                          -------------------------------------
                                                      Signature(s)

                                          -------------------------------------

                                          -------------------------------------
                                                      Print Name(s)

                                          -------------------------------------

                                          -------------------------------------
                                                       Address(es)

                                          -------------------------------------
                                             Area Code and Telephone Number

                                          -------------------------------------
                                            Tax ID or Social Security Number

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* Unless otherwise indicated, it will be assumed that all the Shares and/or
  Warrants held by us for your account are to be tendered.

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